EOS ENERGY ENTERPRISES, INC. Second Certificate of Amendment to The Third Amended and Restated Certificate of Incorporation FIRST: The present name of the corporation is Eos Energy Enterprises, Inc., a Delaware corporation (the “Corporation”). The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 3, 2019. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 4, 2020. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 19, 2020. A Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on November 16, 2020. A certificate of amendment to the Third Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on June 28, 2022. SECOND: Section 4.1(b) of Article IV of the Company’s Third Amended and Restated Certificate is hereby amended to read in its entirety as set forth below: (b) The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 601,000,000 shares, consisting of (a) 600,000,000 shares of common stock (the “Common Stock”) and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). THIRD: The foregoing amendment has been duly proposed and declared advisable by the Corporation’s Board of Directors and adopted by the Corporation’s stockholders in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware. FOURTH: This Second Certificate of Amendment shall become effective as of upon the filing of this Second Certificate of Amendment with the Secretary of State of the State of Delaware. * * * * * IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to be signed by an authorized officer of the Corporation this 8th day of May, 2024. Eos Energy Enterprises, Inc. By: /s/Michael W. Silberman Michael Silberman General Counsel and Corporate Secretary